Exhibit 10(a)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, and to the use of our reports: (1) March 28, 2008, with respect to the statutory-basis financial statements and schedules of Monumental Life Insurance Company, and (2) dated March 21, 2008, with respect to the financial statements of the subaccounts of Monumental Life Insurance Company Separate Account VA DD, which are available for investment by the contract owners of the Vanguard Variable Annuity in Post-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-146328) under the Securities Act of 1933 and related Prospectus of the Vanguard Variable Annuity.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2008